          Exhibit 99.1

     Joint Filer Information

 Names:   The Charles Schwab Corporation
    Shakespeare Merger Corporation

 Address:           120 Kearny Street
    San Francisco, CA  94108

 Designated Filer:          The Charles Schwab Corporation

 Issuer & Ticker Symbol: SoundView Technology Group, Inc. (SNDV)

 Date of Event Requiring Statement: 1/12/04

 Signatures:

 Date:  January 15, 2004  The Charles Schwab Corporation

     By: /s/ Christopher V. Dodds
     Name: Christopher V. Dodds
      Title: Executive Vice President and Chief
        Financial Officer

 Date:  January 15, 2004  Shakespeare Merger Corporation

     By: /s/ Christopher V. Dodds
     Name: Christopher V. Dodds
     Title: Chief Financial Officer